                                                                   EXHIBIT 10.13


We have omitted certain portions of this document and filed them separately with the commission. These portions are marked with an asterisk (*).


                     DEVELOPMENT AND DISTRIBUTION AGREEMENT

         This Agreement, effective as of June 14th, 1999, is between GE Medical Systems, a division of General Electric Company, a corporation organized and existing under the laws of the state of New York ("GEMS"), and HealthStream, Inc., a corporation organized and existing under the laws of the state of Tennessee ("HealthStream").

                                    RECITALS

         A. GEMS or its affiliates have purchased 100,000 shares of HealthStream Series B Convertible Preferred Stock pursuant to a Stock Purchase Agreement dated May 10, 1999, in consideration of, in part, the arrangement set forth in this Agreement.

         B. HealthStream owns or has rights to certain computer software and Internet web site content for healthcare professionals' education and training and has developed and markets a computer-based education system called "Training Navigator" ("T.NAV") that delivers and monitors content on the World Wide Web.

         C. GEMS owns or has rights to certain content, satellite broadcast programming and branding and related goods and services which are used in health, medicine, training and education, and which may be used to distribute information about and to promote its other goods and services.

         D. The parties intend to convert or adapt certain GEMS content and programming that is in existence or to be developed for use through T.NAV. GEMS and HealthStream are allowed certain rights hereunder to distribute the HealthStream content and the converted or adapted GEMS content using T.NAV, and the parties are to share Revenue (as defined herein) in connection therewith.

         E. Simultaneous with this Agreement, the parties are entering into a Warrant Purchase Agreement (the "Warrant Agreement") of even date herewith, under which GEMS acquires a warrant to purchase certain stock of HealthStream as set forth therein.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth below, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Capitalized terms herein shall have the following meanings for purposes of this Agreement:

         1.1 "Confidential Information" means any information received by a party that is marked "Confidential" or "Proprietary" or, in the case of information that is disclosed orally, is reduced to writing and such writing is delivered to the receiving party confirming the oral disclosure and identifying the oral disclosure as "Confidential." Confidential Information shall not include any information that the receiving party can demonstrate, by a preponderance of the evidence, was already in its possession of the receiving party at the time of disclosure, is in the public domain other than as consequence of breach by it of its obligation hereunder not to disclose the information, is received from another without an obligation of confidentiality, or is thereafter independently developed by it without the use of any such information.

         1.2 "Enhancements" means all GEMS content (including works of authorship, source and object code, and databases) that is converted or adapted for use on T.NAV and approved by GEMS.

         1.3 "GEMS Web Site" means the primary web site designated by GEMS or its affiliates, or other GEMS distributors authorized under Section 4.1 below, for distribution by GEMS of HealthStream Content.

         1.4 "HealthStream Content" means all interactive courses that HealthStream owns or has the right to distribute (but not including Enhancements).

         1.5 "HealthStream Web sites" means the primary web sites designated by HealthStream, and/or HealthStream distributors listed in Exhibit B attached hereto, for distribution by HealthStream of Enhancements.

         1.6 "Revenue" means all monetary consideration and the fair market value of all non-monetary consideration charged, not including any sales or value-added taxes, and less any returns or refunds. In the case of Revenue in a currency other than United States dollars, such Revenue shall be converted to United States dollars using the exchange rate in effect on the last day of the calendar quarter during which such Revenue is received.

         1.7 "TiP-TV" means the live interactive satellite broadcasts of that name to GEMS-authorized customer sites, also known as "Training-in-Partnership Television."

         1.8 "T.NAV" means all present and all future releases, versions and embodiments of the HealthStream products and services currently known as "Training Navigator" or "T.NAV" which delivers and monitors World Wide Web based content.

         1.9 "Individual Course Transactions" means purchases of Products other than Non-Individual Course Transactions.

         1.10 "Non-Individual Course Transactions" means purchases of Products in a single transaction entailing multiple courses or courses that are in combination with other goods or services.

         1.11 "Products" means HealthStream Content and Enhancements singly and jointly.


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


                                   ARTICLE II
                                   DEVELOPMENT

         2.1 Development of Enhancements. The parties will collaborate in the development of Enhancements identified and approved by GEMS, integrating such Enhancements into T.NAV, and deploying two similar, but separately branded in accordance with Section 5.5 below, sets of Products. The Enhancements will be directed toward specific areas of expertise of GEMS, including, but not limited to, radiology, cardiology and women's health, and related educational materials, and GEMS e-commerce applications. The development, implementation and integration of Enhancements will occur in three phrases:

                  (i) the development of on-line continuing education and continuing medical education examinations after TiP-TV broadcasts on such schedule as the parties may mutually agree;

                  (ii) the conversion and repurposing into T.NAV of * of existing TiP-TV programming of GEMS identified by the agreement of the parties within thirty (30) days after the effective date of this Agreement, such conversion and repurposing to be accomplished within three months after the effective date of this Agreement; and

                  (iii) the development of new content as mutually agreed upon by the parties for desired market segments and healthcare professional occupations and specialties, provided that HealthStream shall be under no obligation to incur the costs of developing any content beyond the first *.

         2.2 Content Integration. HealthStream, at its expense, will provide all necessary services and support for the conversion of content and features provided by GEMS into Enhancements and the integration of Enhancements into T.NAV, including adding GEMS content, enabling linkage to other GEMS web sites and the customizations listed on Exhibit A hereto.

         2.3 Technical Support. HealthStream, at its expense, will provide all necessary technical support and maintenance to the Products, including hosting web sites containing Products. HealthStream shall promptly deliver to GEMS upon its request all reasonably available usage, tracking and similar information related to each such web site.

                                   ARTICLE III
                                    OWNERSHIP

         3.1 Ownership of Enhancements. GEMS will own, and HealthStream hereby assigns to GEMS, all Enhancements including all copyrights, trade secret rights and other intellectual property rights thereto, with the unrestricted right to reproduce, use, perform, display, prepare derivative works and distribute such Enhancements, subject to the distribution and other rights of HealthStream under Article IV below.


                                    3 of 14

         3.2 Ownership of T.NAV and HealthStream Content. HealthStream shall own, and GEMS hereby assigns to HealthStream, all of T.NAV and HealthStream Content, including all copyrights, trade secret rights and other intellectual property rights thereto, with the unrestricted right to reproduce, use, perform, display, prepare derivative works and distribute T.NAV and HealthStream Content, subject to the distribution and other rights of GEMS under
Article IV below.

         3.3 Assignments. Each party agrees to take such action as may be reasonably required to effectuate the ownership provisions of this Article III, including without limitation the execution and delivery of instruments of assignment, recordation or registration, and the giving of truthful testimony.

         3.4 Enforcement. Each party shall promptly notify the other of any infringement or other violation of which it becomes aware by any third party of any patent, copyright, trade secret, trademark or other intellectual property right related to Products. The party owning such right may enforce such right against such third party, and the other party shall reasonably cooperate with such enforcement at the enforcing party's expense. Any damages or other monetary recovery in the enforcement action shall be retained by the enforcing party.

                                   ARTICLE IV
                               DISTRIBUTION RIGHTS

         4.1 Grant by HealthStream. Subject to all the terms and conditions of this Agreement, HealthStream hereby grants to GEMS and its affiliates a worldwide right and license to distribute HealthStream Content through the GEMS Web Site. Any distribution of HealthStream Content by GEMS other than through the GEMS Web Site or by any subdistributors will require the prior written approval of HealthStream.

         4.2 Grant by GEMS. Subject to all the terms and conditions of this Agreement, GEMS hereby grants to HealthStream a worldwide right and license to distribute Enhancements through the HealthStream Web sites. Any distribution of Enhancements by HealthStream other than through the HealthStream Web sites will require the prior written approval of GEMS.

                                    ARTICLE V
                                    MARKETING

         5.1 Product Marketing. Each party will work independently to market the Products, with input from the other party and in accordance with this
Article V.

         5.2 Cooperation by HealthStream. HealthStream will provide to GEMS all relevant technical, marketing and other information regarding the Products and will provide appropriate artwork for marketing communications regarding the HealthStream Content.

         5.3 Cooperation by GEMS. The Products may be included as a part of industry trade shows and exhibitions in which GEMS participates, at GEMS discretion. The Products may be included as a part of GEMS public advertising strategy, at GEMS discretion.


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
         5.4 TiP-TV Programming Advertising. During the term of this Agreement, GEMS will promote HealthStream on the GEMS branded offering of the Products in the TiP-TV Broadcast Guide magazine by including a one-quarter page advertisement therefor in each magazine issue. Such advertisement will contain the "Powered by HealthStream, Powered by T.NAV" logo or other HealthStream logo acceptable to GEMS, and shall be at * HealthStream. HealthStream may choose to sponsor Tip-TV programming, subject to program availability. Pricing for such sponsorship will be set at the then current sponsorship market price, less at least a * discount. In exchange for the discounted sponsorship fee, HealthStream will be named as such program's sponsor.

         5.5 Branding. Each party reserves all rights to any name, marks and logos ("Marks") it may have. GEMS will have the right, but not the obligation, to include its Marks in the Enhancements, and in any HealthStream Content that GEMS distributes. GEMS may prohibit the use in any Enhancements, and in any HealthStream Content that GEMS distributes, of any Marks of any company in competition with GEMS in any goods or services distributed by GEMS. The Products will also include the name of HealthStream, consistent with applicable General Electric Company corporate guidelines including, without limitation, guidelines to avoid confusion of customers, sales forces and others and to produce and maintain market identity. Each use by HealthStream of any Marks of GEMS in any manner, including in all Products and web pages shall be subject to the prior written approval of GEMS. Neither party shall by this Agreement obtain any right, title, or interest in or to any Marks of the other party or its affiliates. Accordingly, neither party shall use any Marks confusingly similar to or likely to cause confusion with the Marks of the other or of any other person or entity. This Section 5.5 shall survive termination of this Agreement. Violation of this Section 5.5 shall entitle the owner of the Mark to seek any legal or equitable remedy it has, whether arising under this Agreement or otherwise.

         5.6 Direct Marketing. The parties shall each ensure that all communications (including, without limitation, email acknowledgments, transaction invoicing, direct mail campaigns, customer feed back surveys and other electronic and written communications) with individuals, groups, companies or other entities conducting transactions through the GEMS Web site shall have the appropriate GEMS Marks consistent with General Electric Company corporate guidelines.

         5.7 GEMS Web site Infrastructure. HealthStream shall operate and maintain the HealthStream Content and T.NAV in support of the GEMS Web site, including processing user transactions on the GEMS Web site (including invoicing, billing and processing credit card transactions) and tracking user course history.

         5.8 Web Partners. GEMS in its sole discretion may introduce HealthStream to its current or potential Web partners for the purpose of creating strategic partnerships and alliances and deploying HealthStream Content using T.NAV into other channels.


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

                                   ARTICLE VI
                                 REVENUE SHARING

         6.1 Individual Course Transactions. During the term of this Agreement, Revenue from Individual Course Transactions shall be shared on a quarterly basis, based upon content and distribution channel, per the following:

      CHANNEL                  COLUMN A                       COLUMN B
CONTENT                     GEMS WEB SITE             HEALTHSTREAM WEB SITES
Enhancement              GEMS             *           GEMS              *
                         HealthStream     *           HealthStream      *
HealthStream Content     GEMS             *           GEMS              *
                         HealthStream     *           HealthStream      *

         6.2 Accelerated Royalty. During the first nine month period following the release by either party of the initial Individual Course Transactions in Enhancements for deployment in T.NAV, HealthStream shall retain an additional * of Revenues related to such Enhancements, regardless of channel.

         6.3 Non-Individual Course Transactions. Revenue from Non-Individual Course Transactions which may be developed as part of future GEMS or HealthStream on-line offerings, shall be shared * to GEMS and * to HealthStream; except that during the first nine months following the release by either party of the initial Non-Individual Course Transactions in Enhancements for development in T.NAV, HealthStream shall retain an additional * of Revenue related to such Enhancements, regardless of channel.

         6.4 Advertising Revenue. All Revenues collected by HealthStream for advertisements or other promotional material in page views that include any portion of the Enhancements shall be divided * to HealthStream and * to GEMS. All Revenues collected by GEMS for advertisements and other promotional material in page views that include any portion of T.NAV shall be divided * to GEMS and * to HealthStream.

         6.5 Pricing. GEMS reserves the right, with advice from HealthStream, to set the * price for HealthStream's distribution of Individual Course Transactions in the Enhancements. HealthStream reserves the right, with advice from GEMS, to set the * price for GEMS' distribution of Individual Course Transactions in the HealthStream Content. In no instance shall pricing for Non-Incidental Course Transactions by either party be less than * of the pricing for Individual Course Transactions, except with the consent of the other party.

                                   ARTICLE VII
                                   ACCOUNTING

         7.1 Accounting. Reconciliation of accounts in accordance with the Revenue sharing arrangements set forth in Article VI above shall be made within thirty (30) days after each calendar quarter with respect to Revenues received during such calendar quarter, by each party


                                    6 of 14
delivering to the other party a check for the amount due without offset for any amount due from the other party together with the report described in Section
7.2 below.

         7.2 Records. Each party shall keep complete and accurate records showing its Revenues hereunder, for the term of this Agreement and a period of one (1) year thereafter. Each party shall deliver to the other party a written report accompanying each of the payments described in Section 7.1 above setting forth the share of Revenues due to the other party and the calculation thereof.

                                  ARTICLE VIII
                           WARRANTIES AND INDEMNITIES

         8.1 Representations and Warranties of HealthStream. HealthStream represents and warrants to GEMS as follows:

                  (i) that HealthStream is a validly existing corporation in good standing under the laws of the State of Tennessee;

                  (ii) that HealthStream has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

                  (iii) that HealthStream has full right, power and authority to enter into and perform its obligations under this Agreement, and that HealthStream has the right to grant to and vest in GEMS all rights and licenses set forth in this Agreement, free and clear of any and all claims, rights and obligations whatsoever;

                  (iv) that except for any portion of the Products that may be created by GEMS, to the best of HealthStream's knowledge, no part of T.NAV or the Products is or shall be an imitation or copy of, or shall infringe upon, any other materials, or shall violate or infringe upon any common law or statutory rights of any person or entity, including without limitation rights relating to defamation, contract, trademark, patent, copyright, trade secret, privacy or publicity;

                  (v) that HealthStream has not sold, assigned, leased, licensed, or in any other way disposed of or encumbered any of the rights or licenses granted to GEMS in this Agreement nor shall HealthStream sell, assign, lease, license or in any other way dispose of or encumber such rights; and

                  (vi) to the best of HealthStream's knowledge, all versions of T.NAV and the Products delivered to GEMS under this Agreement shall be free from any specification non-conformities, significant programming errors or defects in workmanship or materials and shall operate and run in a reasonable and efficient business manner (including being free of any Year 2000 defects or non-conformities due to the passage of the year 1999). In the event of any breach of this
         Section 8.1 (vi), HealthStream shall, at its sole expense, immediately correct the nonconformity or other defect.


                                    7 of 14

         8.2 Representations and Warranties of GEMS. GEMS represents and warrants to HealthStream as follows:

                  (i) that GEMS is a validly existing corporation in good standing under the laws of the State of New York;

                  (ii) that it has full corporate power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereunder;

                  (iii) that GEMS has full right, power and authority to enter into and perform its obligations under this Agreement, and that GEMS has the right to grant to and vest in HealthStream all rights and licenses set forth in this Agreement, free and clear of any and all claims, rights and obligations whatsoever; and

                  (iv) that to the best of GEMS' knowledge, no part of GEMS content shall infringe upon, any other materials, or shall violate or infringe upon any common law or statutory rights of any person or entity, including without limitation rights relating to defamation, contract, trademark, patent, copyright, trade secret, privacy or publicity.

         8.3 Indemnity. Each party will indemnify and hold harmless the other from and against any liability, costs or expenses (including attorney fees) based upon any action, claim or assertion inconsistent with the warranties and representations of Section 8.1 or 8.2 above. The indemnified party shall promptly notify the indemnifying party of any such action or assertion and shall cooperate in the defense thereof.

         8.4 Insurance. HealthStream will maintain insurance coverage for product liabilities and other claims arising from the Products in the policy amount of $5 million combined single limit per occurrence and $5 million in the aggregate (with a self-insured retention of $10,000 per occurrence and $50,000 aggregate). During the term of the Agreement, HealthStream covenants to maintain such insurance policy and to take such steps, as necessary, to name GEMS as an additional insured under such insurance policy. Evidence of the existence and amount of the insurance policy shall be provided by HealthStream to GEMS.

         8.5 NO OTHER WARRANTIES. THE WARRANTIES EXPRESSED IN THIS ARTICLE VIII ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESSED OR IMPLIED OR ARISING BY PERFORMANCE, CUSTOM OR USAGE IN THE TRADE, AND THE PARTIES HEREBY DISCLAIM ALL OTHER WARRANTIES, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         8.6 No Consequential Damages. Except as expressly set forth herein, in no event shall either party be liable under, or in connection with, this Agreement for any indirect, special, incidental, punitive or consequential losses, expenses or damages whatsoever, including, but not limited to, loss of revenue or profits or increased costs as a result of inability to operate, inability to fulfill contracts with third parties, or similar matters or events. The limitations, exclusions and disclaimers in this Agreement shall apply irrespective of the nature of the cause of the action or


                                    8 of 14
demand, including but not limited to breach of contract, negligence, tort or any other legal theory and shall survive any breach or breaches and/or failure of the essential purpose of this Agreement, or any remedy contained in this Agreement.

                                   ARTICLE IX
                                 CONFIDENTIALITY

         9.1 Obligation. Each party agrees that any Confidential Information furnished or disclosed to it by the other party shall be treated as confidential by it and used by it only as expressly authorized herein, that no such Confidential Information shall be disclosed to others by it or its employees without the prior written consent of the disclosing party, and that it shall take all measures to protect the confidentiality of such Confidential Information that it takes to protect its own similar proprietary or confidential information, which shall in no event be less than those required by law to protect the confidentiality and proprietary nature of such information except insofar as:

                  (i) expressly provided otherwise herein or in any other written agreement with the disclosing party;

                  (ii) such Confidential Information is necessarily disclosed by its use in products manufactured and sold or otherwise disposed of by the disclosing party; or

                  (iii) such Confidential Information is necessarily disclosed to bona fide subcontractors of such party provided that such subcontractors agree to maintain such Confidential Information in confidence and to protect such Confidential Information from disclosure to others to the extent of the foregoing requirements of this Section and to limit their use of such Confidential Information to fulfilling their obligations as a subcontractor or supplier.

         9.2      Cooperative Development. Without limiting the generality of
Section 9.1 above, should any joint development effort be undertaken by the parties involving software owned by GEMS, then GEMS may in its sole discretion make source code for such software available to HealthStream to the extent reasonably necessary for HealthStream to perform the development or maintenance obligations agreed upon by the parties or provided hereunder. HealthStream shall not use such source code or software except in performing such obligations and shall not disclose it to anyone other than its employees who both (i) require access thereto in order to allow HealthStream to perform such obligations and
(ii) have agreed in writing to refrain from using or disclosing it other than as permitted hereunder.

         9.3 Other Confidentiality Agreement. Except to the extent modified hereunder, all the obligations of the Confidentiality Agreement made as of March 22, 1999 between General Electric Company and HealthStream remain in full force and effect as provided thereunder.


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

                                    ARTICLE X
                              TERM AND TERMINATION

         10.1 Term. This Agreement shall be for an initial term of two years, automatically renewed for successive one-year periods unless either party delivers written notice of non-renewal at least forty five (45) days prior to the end of the initial term or any renewal term.

         10.2 Early Termination. If either party commits a material breach of this Agreement or the Warrant Agreement, then the other party may deliver written notice of such breach to the breaching party. If the breaching party fails to remedy such breach within thirty (30) days after such notice, then the other party may terminate this Agreement by written notice of termination. A material breach shall be deemed to include without limitation any failure to remit in a timely manner amounts due under Article VI above, any violation of the distribution rights under Article IV above, any breach of any of the representations or warranties of Article VIII, any violation of any of the Confidentiality Obligations of Article IX, and any dissolution, insolvency, bankruptcy, appointment of a receiver or trustee, making of an assignment for the benefit of creditors, the commencement of any proceeding (state or federal) relating to the administration of creditors rights generally, or the failure generally to pay debts as they become due.

         10.3 Remedies. Upon any termination of this Agreement pursuant to this Article X, each party shall have all rights and remedies available to it hereunder and at law or in equity, it being understood that the exercise of any one remedy is not meant to be exclusive of any other remedy and that all remedies hereunder are intended to be cumulative. Following termination, the terminating party may suspend any and all performance hereunder except as provided under Section 10.4 below.

         10.4 Survival and Post-Termination Rights. The provisions of Sections 3.1, 3.2, 3.3, 5.5, 9.1 (to the extent provided in each such Section) and 9.3 shall survive any termination or expiration of this Agreement. No termination or expiration shall in any way terminate or otherwise affect the right of any user, distributor, reseller, or other sublicensee or customer of GEMS' rights with respect to any Enhancements.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 Entire Agreement. This Agreement together with the Warrant Agreement constitute the entire agreement and understanding of the parties with regard to the subject matter hereof. This Agreement shall not be modified or supplemented except by a written instrument signed by both parties.

         11.2 Notices. Any notice required or permitted under this Agreement shall be deposited in First Class Mail addressed as follows:

                  If to GEMS:
                  GE Medical Systems
                  3000 N. Grandview Blvd., W502
                  Waukesha, WI 53188
                  Attention:  Jack Albertson


                                    10 of 14

                  If to HealthStream:

                  HealthStream, Inc.
                  209 10th Avenue South
                  Suite 450
                  Nashville, TN  37203
                  Attention:  Robert Laird, Vice President and General Counsel

         11.3 No Assignment. Except as set forth in this Section 11.3, neither this Agreement nor any rights or obligations hereunder may be assigned or transferred by either party without the written consent of the other party. GEMS may freely assign this Agreement to affiliates of GEMS, may assign this Agreement to non-affiliates of GEMS in connection with a reorganization or sale of the business to which this Agreement pertains, and may assign this Agreement to other non-affiliates of GEMS with the consent of HealthStream which consent shall not be unreasonably withheld. GEMS shall notify HealthStream of any assignment of this Agreement or any rights or obligations hereunder, and the assignee shall agree in writing to assume all obligations of GEMS. Any transaction or series of related transactions pursuant to which any entity or person (including without limitation any of their respective affiliates) first acquires after the effective date of this Agreement, directly or indirectly, an aggregate amount of fifty percent (50%) or more voting control or fifty percent (50%) or more of the equity securities ("Control") of HealthStream (or of any entity directly or indirectly having Control of HealthStream) or by contract or otherwise obtains the right to appoint at least fifty percent (50%) of the Board of Directors of HealthStream (or any entity directly or indirectly having Control of HealthStream), shall be deemed an assignment of rights under this Agreement for purposes of this Section 11.3. Further, any sale, assignment, pledge, hypothecation, or exclusive license of any of the copyrights, patents, trade secret rights or other intellectual property rights in or relating to any of the Products shall be deemed an assignment of this Agreement for purposes of this Section 11.3. Any purported assignment or other transaction in violation of this Section 11.3 shall be null and void and of no force or effect.

         11.4 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to any conflict of law principles.

         11.5 Arbitration. Any dispute under this Agreement shall initially be mediated in New York, New York pursuant to the Center for Public Resources Model Procedure for Mediation of Business Disputes. Any disputes not so resolved shall be finally resolved by arbitration by a panel of three arbitrators (or such other number as the parties may agree to) in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrators may award attorney fees to the prevailing party to the extent they may deem appropriate. The parties hereto waive all rights to trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies arising under or in connection with this Agreement, whether grounded in tort, contract or otherwise.


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

         11.6 Confidentiality. No public announcements may be made of the existence or contents of the Agreement except as mutually agreed in writing.

         11.7 Relationships of the Parties. Each party is an independent contractor under this Agreement. No party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

         11.8 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Captions and headings to sections are included solely for convenience and are not intended to affect the interpretation of any provision of this Agreement. Whenever the words "included", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." References to a person are also to its successors and assigns, and references to any statute are also to all rules, regulations and orders promulgated thereunder. No rule of construction shall be applied to the disadvantage of a party by reason of that party having been responsible for the preparation of this Agreement or any part hereof.

         11.9 Force Majeure. In the event an act of the government, war conditions, fire, flood, or other act of God prevents either party from performing in accordance with the provisions of this Agreement, such nonperformance shall be excused and shall not be considered a breach or default for so long as the said conditions prevail.

         11.10 Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below.

                              GE Medical Systems, a division of General Electric Company

                              By:    /s/ MAF
                                     ----------------------------------------

                              Title: GM, Business Development
                                     ----------------------------------------

                              Date:                  6/15/99
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                              HEALTHSTREAM, Inc.

                              By:    /s/ Robert A. Frist, Jr.
                                     ----------------------------------------

                              Title: Chief Executive
                                     ----------------------------------------

                              Date:  June 14, 1999
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                                    EXHIBIT A

                           ENHANCEMENT CUSTOMIZATIONS

1.       Left navigation bar light color
2.       Left navigation bar dark color
3.       The color that is the background of the main logo in the upper left
4.       The color for the ad banner section
5.       The light color for the catalog listing
6.       The dark color for the catalog listing
7.       The light color for the Your Menu listing
8.       The dark for the Your Menu listing
9.       The logo to display in the upper left
10.      The name to display in the site (i.e. "Healthstream@ahn.com")
11.      The phone number of technical support
12.      The email for tech support
13.      The address for tech support
14.      The first custom link to display
15.      The second custom  link to display
16.      The third custom link to display
17.      The fourth custom link to display
18.      The fifth custom link to display
19.      The people support link to display
20.      Code to pre-populate the discount field with (NOT USED yet)
21.      Text to display on page for custom link 1
22.      Text to display for custom link 2
23.      Text to display for custom link 3
24.      Text to display for custom link 4
25.      Text to display for custom link 5
26.      Text to display for the people support link
27.      Default background color
28.      The path and file to call when doing an auto-logoff
29.      The background color for the title bar


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                                    EXHIBIT B

                            HEALTHSTREAM DISTRIBUTORS

 AHN.COM (www.ahn.com)

 Medsite.com (www.medsite.com, www.medbookstore.com, www.meduniversity.com)

 PhyCor, Inc. (PhyCor Online, the corporation's intranet)

 Medeon Corporation (www.medeon.com)


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